Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN

GOLD BAG INC.

AND

Grant White MADE AS OF

February 23, 2011

TABLE OF CONTENTS

ARTICLE 1- INTERPRETATION

1.1	Certain Definitions	1
1.2	Number and Gender	3
1.3	Sections and Headings	3
1.4	Schedules.	3
1.5	Associates/ Affiliates/ Acting Jointly or in Concert	3

ARTICLE 2 - EMPLOYMENT

2.1	Employment	4
2.2	Term of Employment	4
2.3	Place of Employment	4

ARTICLE 3- REMUNERATION

3.1	Salary	4
3.2	Bonus	4
3.3	Benefits	4
3.4	Club Memberships	5
3'.5	Vacation	5
3.6	Expenses	5
3.7	Stock Options	5

ARTICLE 4- EXECUTIVE'S COVENANTS

4.1	Service	5
4.2	Non-Disclosure	6

ARTICLE 5- TERMINATION OF EMPLOYMENT

5.1	Termination by Corporation for Cause	6
5.2	Termination by Corporation Without Cause	6
5.3	Termination Upon Retirement of Executive	6
5.4	Termination Upon Death of Executive	6
5.5	Termination Upon Disability	6
5.6	Benefits on Termination Without Cause	7
5.7	Return of Property	7
5.8	No Obligation to Mitigate	8
5.9	Provisions That Survive Termination	8

ARTICLE 6- OBLIGATION TO REMAIN EMPLOYED

6.1	Executive to Remain Employed	8

i

ARTICLE 7- EXECUTIVE'S RIGHTS ON A CHANGE IN CONTROL OR TERMINATION WITHOUT CAUSE

7.1	Executive's Termination Rights After a Change in Control	8
7.2	Continuation of Employment for Interim Period	9
7.3	Benefits on Termination following Change of Control	9
7.4	Letter of Credit	10
7.5	Successor	10

ARTICLE 8 - INDEMNITY

8.1	General	10
8.2	Legal Proceedings	10
8.3	Related Corporations	11

ARTICLE 9 - GENERAL

9.1	Annual Review	11
9.2	Withholding	11
9.3	Benefit of Agreement/ Assignment	11
9.4	Entire Agreement	11
9.5	Amendments and Waivers	11
9.6	Severability	11
9.7	Notices	12
9.8	Further Assurances	12
9.9	Governing Law	12
9.10	Attornment	12
9.11	Independent Advice	13
9.12	Counterparts	13

ADDENDA

Schedule "A" -DUTIES AND SALARY

Schedule "B'' -ADDITIONAL BENEFITS

ii

EXECUTIVE EMPLOYMENT AGREEMENT

 THIS AGREEMENT made as of February 23,2011;

BETWEEN:

Grant White, (the "Executive") AND:

GOLD  BAG INC., a corporation incorporated under  the under the laws of Nevada, USA

WHEREAS Gold Bag Inc. (the "Corporation"), appointed the Executive as President and Chief Executive Officer of the Corporation in September 2010 and it now wishes to further document the terms of that appointment to take effect as of January 1, 2011;

AND WHEREAS the Board of Directors of the Corporation (the "Board") considers it essential and in the best interests of the Corporation and its shareholders that the Executive be encouraged to remain in the employ of the Corporation and to devote his full attention to the Corporation's business;

AND WHEREAS the Corporation considers that it is imperative and in the best interests of the Corporation and its shareholders that notwithstanding any Potential Change in Control (as hereinafter defined), the Corporation be able to rely on the Executive to continue in his position as President and Chief Executive Officer of the Corporation;

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE 1- INTERPRETATION

1.1           Certain Definitions

For the purposes  of this Agreement,  the following  terms  have the meanings indicated:

(a)           "Cause" means:

(i)	the inability of the Executive to perform his duties due to a legal impediment such as an injunction, restraining order or other judicial judgement, decree or order entered against the Executive;

(ii)
a breach by the Executive of a material provision of this Agreement; (iii)the failure of the Executive to follow the reasonable instructions of theCorporation with respect to the performance of his duties;

(iv)	any material breach by the Executive of 'his obligations under any code of ethics, any other code of business conduct or any lawful policies or procedures of the Corporation;

(v)	excessive absenteeism, flagrant neglect of duties, serious misconduct, or conviction of crime or fraud; or

(vi)	any act or omission of the Executive that would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

(b)           “Change of Control" means:

(i)
a reorganization, amalgamation, merger or other business combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Corporation and any one or more of its subsidiaries, with respect to which all or substantially all of the persons who were the beneficial owners of the common shares of the Corporation immediately prior to such reorganization, amalgamation, merger or other business combination (or plan of arrangement in connection  with  any  of the foregoing)  do  not, following  the completion  of such  reorganization, amalgamation, merger or other business combination (or plan of arrangement in connection with any of the foregoing), beneficially own, directly or indirectly, more than fifty percent (50%) of the resulting voting rights, on a fully-diluted basis, of the resulting or successor entity, on a fully diluted basis (and for greater certainty, this will not include a public offering  or  private  placement  out  of  treasury)  or  such  other transaction pursuant to which the common shares of the Corporation are converted into, or exchanged for other property, whether in the form of securities of another corporation, cash or otherwise;

(ii)	the sale to a person, other than a subsidiary of the Corporation, of all or substantially all of the Corporation's assets; or

(iii)
a formal bid or tender offer for the Corporation's common shares being made (other than by the Corporation or any subsidiary, or an employee benefit plan established or maintained by the Corporation or any su sidiary) as a result of which the offeror and its affiliates would, if successful, beneficially own, directly or indirectly, fifty percent (50%) or more of the common shares then outstanding;

(c)
“Person'' includes any individual, firm, partnership, trust, trustee, executor, administrator, legal  personal  representative, government, governmental body or authority, corporation or other incorporated or unincorporated organization;

(d)	"Potential Change in Control” means the occurrence at any date hereafter of any of the following events:

(i)	any Person publicly announces an intention to take actions which, if carried out; would constitute a Change in Control;

(ii)	the Corporation enters into an agreement or proposes to take action which,if carried out, would result in the occurrence of a Change in Control;

(iii)
any Person, or group of Persons, or Persons acting jointly or in concert, together with any associate or affiliate of any such Person or Persons, acquires a holding, direct or indirect, of Voting Shares and/ or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 20% of the votes attaching to all Voting Shares; or

(iv)	the Board adopts a resolution to the effect that, for purposes of thisAgreement, a Potential Change in Control has occurred; and

(e)	"Voting Shares" means any shares of capital stock of the Corporation entitled to vote generally in the election of directors.

1.2	Number and Gender

Wherever the context so requires, terms used herein importing the singular number only shall include the plural and vice versa and words importing any one gender shall include all others.

1.3	Sections and Headings

The division of this Agreement into Articles, Sections, Subsections, Clauses and Subclauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement” “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.4	Schedules

The Schedules  attached  to this Agreement  will be deemed  to be part of this Agreement.

1.5	Associates/Afiliates/Acting Jointly or in Concert

For the purposes of this Agreement, a Person shall be deemed to be an associate or affiliate of, or to be acting jointly or in concert with, another Person if such Person would be deemed to be an associate or affiliate of, or to be acting jointly or in concert with, such Person for the purpose of the Securities Act (Nevada), as amended from time to time, and the regulations and rules made thereunder, as now in effect or as the same may from time to time be amended, re-enacted or replaced.

ARTICLE 2- EMPLOYMENT

2.1	Employment

Subject to the terms and conditions hereof, the Executive shall be employed by the Corporation as its President and Chief  Executive Officer. The Executive shall perform the duties set out in Schedule “A” to this Agreement, as amended from time to time, and such other duties as may from time to time be assigned to or vested in the Executive.

2.2	Term of Employment

The employment of the Executive hereunder shall commence on September 1, 2010 and amended by this agreement effective January 1, 2011 and shall continue until terminated in accordance with this Agreement, or until otherwise terminated in accordance with applicable law.

2.3           Place of Employment

The Executive shall primarily perform his work and services for the Corporation. The Executive acknowledges that due to the nature of the Corporation's operations and business of the Corporation he will be required to travel in the course of performing his duties from time to time.

ARTICLE 3 -.REMUNERATION

3.1	Salary

The Executive shall receive, during the first year of the term of this Agreement, the gross annual salary set out in Schedule 11A11 hereto, payable semi-monthly in arrears. Such salary shall be reviewed at the end of each calendar year and any changes in such salary (which may be based upon, among other things, increases in the cost of living and the Executive's performance) shall be as agreed upon in writing between the parties from time to time.

3.2	Bonus

Based on the overall performance of the existing business and the nature of growth transactions completed both for  acquisitions, divestitures, spin-offs, joint ventures, etc.  and financings, the  compensation committee of  the  board will determine if the Executive should receive an additional cash or share compensation bonus every six months based on market standards for similar positions.

3.3	Benefits

The Executive will be entitled to participate in all of the benefit plans that are available to the employees the Company in accordance with the terms thereof, augmented, if necessary, to provide a reasonable overall package of benefits for a position of the nature held by the Executive hereunder, including the benefits set out in Schedule "B" hereto as amended from time to time.

3.4	Club Memberships

During the term of this Agreement, the Corporation shall pay to or on behalf of the Executive  and  at his request from  time  to time, membership fees in such  clubs  and associations as are approved by the Corporation and as are desirable for the Executive to join in connection with his employment and activities on behalf of the Corporation.

3.5	Vacation

During the term of this Agreement, the Executive shall be entitled to 20 business days' vacation per annum. Such vacation shall be taken at a time or times acceptable to the Corporation having regard to operations. Vacation days will accrue to December 31st of the year in which  they are earned.  The Executive  may, at his discretion, carry forward a maximum of ten (10) vacation days which must be used prior to March 31st of the year following the year in which they were earned.

In the event of termination or death, any accrued vacation shall be paid to the Executive or his estate or heirs in cash.

3.6	Expenses

The Executive shall be reimbursed for all reasonable travelling, entertainment and other out-of-pocket expenses actually and properly incurred by him in connection with his duties hereunder. For all such expenses the Executive shall furnish statements as and when required by the Corporation. For the purpose of travel reimbursements, it is acknowledged that the Executive's home is in Toronto, Ontario.

3.7	Stock Options

In addition to any stock options currently held by the Executive and subject to regulatory approval, the Executive may from time to time be granted options to purchase common shares of the Corporation. Option vesting restrictions, pricing, termination and all other terms of the options will be in accordance with the Corporation's Stock Option Plan and stock option procedures. Schedule A outlines the initial Option grant as part of this Employment Agreement.

ARTICLE 4- EXECUTIVE'S COVENANTS

4.1	Service

The Executive shall devote the whole of his time, attention and ability to the business of the Corporation and shall well and faithfully serve the Corporation. The Executive shall use his best efforts to promote the interests of the Corporation.  Without limiting the generality of the foregoing, without the prior  written consent of the Corporation, the Executive shall not engage in any activities where there may be a conflict of interest with the Corporation provided that the Executive shall be entitled to serve as a director and officer of affiliates, subsidiaries and associates of the Corporation and, subject to the prior approval of the Board, as a director of other corporations.

4.2           Non-Disclosure

The Executive acknowledges that in the course of his employment with  the Corporation he will receive information relating to the private or confidential affairs, trade secrets, intellectual property and other proprietary knowledge ( 11Confidential Information11) of the Corporation.  The Executive shall not  either  during  the continuance  of his employment or at any  time thereafter  disclose any Confidential  Information  of the Corporation to any Person other than for the Corporation's purposes unless compelled by law and shall not (either during the continuance  of his employment  or at any time thereafter) use for his own purposes or for any purposes other than those of the Corporation any such information or secrets.  In the event that the Executive is compelled by law to disclose  any  Confidential  Information, the  Executive  shall  immediately  inform  the Corporation of such fact and shall assist the Corporation and provide the Corporation and with reasonable opportunity to obtain an injunction or other legal or equitable remedies prior to making the disclosure.

ARTICLE 5- TERMINATION OF EMPLOYMENT

5.1	Termination by Corporation for Cause

The Corporation may at any time terminate this Agreement and the Executive's employment at any time for cause upon written notice to the Executive (11Notice11), without payment of any compensation either by way of anticipated earnings or damages of any kind, but the Executive shall nonetheless be entitled to receive accrued salary, accrued vacation pay and benefits up to and including the date of termination.

5.2	Termination by Corporation Without Cause

The Corporation may at any time terminate this Agreement and the Executive's employment without cause upon notice to the Executive provided that in such event the Executive shall be entitled to termination benefits pursuant to Section 5.6.

5.3	Termination Upon Retirement of Executive

This Agreement and the Executive's employment shall terminate by retirement of the Executive, without payment to the Executive except accrued salary and benefits to the date of retirement.

5.4	Termination Upon Death of Executive

This Agreement and the Executive's employment shall terminate immediately upon the death of the Executive, without payment to the Executive except accrued salary, accrued vacation and benefits to the date of death.

5.5	Termination Upon Disability

The Corporation may terminate this Agreement at any time upon notice to the Executive if the Executive becomes permanently physically or mentally disabled and is therefore unable to carry out his duties hereunder, without payment to the Executive except accrued  salary and  benefits to the date of such  disability  and  provided  that if the termination of this Agreement  would  adversely  affect the Executive's entitlement to disability insurance benefits, the Executive shall in lieu of termination be placed on an unpaid  leave of absence while he is in receipt of such benefits, it being understood, however, that the Executive shall not be entitled to re-employment by the Corporation after such leave of absence or when he ceases to be in receipt of such benefits.

5.6	Benefits on Termination Without Cause

If the Corporation terminates this Agreement without cause pursuant to Section 5.2 the Corporation will:

(a)
pay Executive an amount equal to 12 months compensation at the Executive's annual compensation including salary, value of options and bonus in effect immediately prior to the date notice of termination is given, payable as a lump sum within five business days following the last day of his active employment, if a change of control under section 7 occurs within 6 months after Termination Without Cause, the Executive will be entitled  to an additional year of compensation as outlined in section 7.3 below;

(b)
pay to the Executive, within five business days following the last day of his active employment, the amount of any unpaid salary earned by the Executive up to and including the date notice of termination is given;

(c)	at the Executive's option, the Corporation shall:

(i)
continue to make the employer contributions necessary to maintain the Executive's coverage pursuant to all benefit plans provided to the Executive immediately prior to such termination, exclusive of long term disability, for a period of six months following such termination and shall deduct from the payment payable to the Executive pursuant to Section 5.6(a) the amount of any employee contributions necessary to maintain  such coverage for such  period  based  on any such contributions which were in effect immediately prior to such termination; provided  that if it is not  possible to maintain  the Executive's coverage under such benefit plans the Corporation will, in lieu thereof, provide comparable benefits coverage for a period of six months following termination and make contributions towards those benefits on behalf of the Executive, net of the Executive's share of such benefits, calculated as the amount contributed by the Executive immediately prior to termination; or

(ii)	pay to the Executive a lump sum equal to the estimated net cost to the Corporation of maintaining such benefits for a six month period based on the Corporation's costs of such benefits at such time.

5.7	Return of Property

Upon any termination of this Agreement, the Executive shall at once deliver or cause to be delivered  to the  Corporation all Confidential  Information  in  the  Executive's possession, whether in written or electronic form, and all books, documents (written or electronic), effects, money, securities and other property belonging to the Corporation and their respective subsidiaries, affiliates and associates or for which the Corporation are liable to others, which are in the possession, charge, control or custody of the Executive.

5.8	No Obligation to Mitigate

The amounts payable to the Executive hereunder in the event of termination of this Agreement shall not be reduced if the Executive shall secure, or shall not reasonably pursue, alternative employment following the termination of his employment.

5.9	Provisions That Survive Termination

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 4.2, 4.3, 5.6, 5.7, 5.8, 5.9, 7.1, 7.2, 7.3, 7.4 and Article 8 of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto shall survive any such termination and shall continue in full force and effect following such termination.

ARTICLE 6 - OBLIGATION TO REMAIN EMPLOYED

6.1	Executive to Remain Employed

(1)
Subject to the terms and conditions of this Agreement, the Executive covenants that in the event of a Potential Change in Control he will not voluntarily leave the employ of the Corporation until the earlier of (a) three months after the occurrence of such Potential Change in Control or (b) the date on which a Change in Control occurs.

(2)
Subject to Section 6.1(1), but without prejudice to his rights under Section 7.1, the Executive may at any time terminate this Agreement and his employment hereunder upon 90 days' written notice to the Corporation, in which case the sole entitlement of the Executive shall be the payment to him of accrued salary and benefits to the date of such termination.

 ARTICLE 7- EXECUTIVE'S RIGHTS ON A CHANGE I
N CONTROL OR TERMINATION WITHOUT CAUSE

7.1	Executive's Termination Rights Ater a Change in Control

Upon the occurrence of a Change in Control and, within 365 days following the Change of Control,

(a)	a change in the employment of the Executive such that the Executive's position or level of responsibility is materially reduced, or

(b)	the attempted termination of the Executive's employment without cause,

the Executive shall have the right, exercisable by notice to the Corporation, to terminate this Agreement and  receive the benefits  set out in Section  7.3.  If the Executive  does not terminate this Agreement within such period, his right to terminate the Agreement under this Section 7.1 with respect to such Change in Control shall expire but this Agreement will otherwise continue in full force and effect. The expiry of the Executive1s rights under this Section 7.1 with respect to any particular Change in Control will not prevent the Executive from exercising such right of termination with respect to any subsequent occurrence of a Change in Control.

7.2	Continuation of Employment for Interim Period

If the Executive terminates this Agreement pursuant to Section 7.1, the Executive shall, at the request of the Corporation, continue his employment for a period of up to six months following such termination at his then existing salary and benefits to assist the Corporation in an orderly transition of management. The amount paid to the Executive under this Section 7.2 will not reduce the amount payable under Section 7.3.

7.3	Benefits on Termination following Change of Control

If the Executive terminates this Agreement pursuant to Section 7.1, the Corporation shall:

(a)
pay to the Executive an amount equal to the Executive’s annual salary for two years, at the Executive’s salary rate in effect immediately prior to the date notice of termination is given, payable as a lump sum within five business days following the last day of his active employment;

(b)
pay to the Executive, within five business days following the date notice of termination is given, the amount  of any unpaid  salary  earned  by the Executive up to and including the date notice of termination is given;

(c)
pay to the Executive, within five business days following the date notice of termination is given, the amount of any unpaid vacation pay earned by him up to and including the date notice of termination is given; and

(d)	at the Executive’s option, the Corporation shall:

(i)
continue to make the employer contributions necessary to maintain the Executiv’s coverage pursuant to all benefit plans provided to the Executive by immediately prior  to such  termination (or on the effective date of the Change in Control, if that is more beneficial to the Executive), for a period of six months following such termination and shall deduct from the payment payable to the Executive pursuant to Section 7.3(a) the amount of any employee contributions necessary to maintain such coverage for such period based on any such contributions which were in effect immediately prior to such termination (or on the effective date of the Change in Control, if such contributions were lower); provided that if it is not possible to maintain the Executive’s coverage under such benefit plans the Corporation will,  in  lieu  thereof,  provide  comparable  benefits coverage for a period of six months following termination and make contributions towards those benefits on behalf of the Executive, net of the Executive's share of such benefits, calculated as the amount contributed by the Executive immediately prior to termination; or

(ii)	pay to the Executive a lump sum equal to the estimated net cost to the Corporation of maintaining such benefits for a six month period based on the Corporation's costs of such benefits at such time.

7.4	Letter of Credit

In order to ensure the payment of all amounts and benefits provided for under Section 7.3, the Corporation shall immediately following a Change in Control establish an irrevocable standby letter of credit in favour of the Executive from a Canadian or US chartered bank in an amount at least equal to the amount that would be payable under Section 7.3(a) if the Executive had terminated this Agreement under Section 7.1 on the date such letter of credit is established.

7.5	Successor

The Corporation shall use its best efforts to require any_ successor, whether direct or indirect, to all or substantially all of the business and/ or assets of the Corporation to expressly agree to assume and to perform this Agreement in the same manner that the Corporation would have been required to perform it if no such succession had occurred. If the Corporation fails to obtain such Agreement prior to the effective date of such succession, the Executive shall be entitled to terminate this Agreement and receive the payments and benefits outlined in Section 7.3(a) as if the Executive had terminated this Agreement upon a Change in Control.

ARTICLE 8 - INDEMNITY

8.1	General

To the extent that it is lawfully able to do so, the Corporation agree to indemnify and hold harmless the Executive from and against any losses, costs, claims and liabilities which the Executive may suffer or incur by reason of any matter or thing which the Executive may properly do or have done or cause to be done as an employee, officer or director of the Corporation.

8.2	Legal Proceedings

To the extent that it is lawfully able to do so, the Corporation shall indemnify the Executive and his heirs and legal representatives against all costs, charges and expenses (including any amounts paid to settle any actions or satisfy any judgment)  reasonably incurred by the Executive in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been an employee, director or officer of the Corporation if:

(a)	the Executive acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.

8.3	Related Corporations

The Executive shall not be required to serve as a director, officer or employee of any related corporation unless at the time the Executive undertakes such position, the related corporation and the Corporation jointly and severally agree to indemnify the Executive on the same terms and conditions as are set forth in Sections 8.1and 8.2.

ARTICLE 9 - GENERAL

9.1	Annual Review

The parties agree to review the terms of this Agreement  on an annual  basis commencing in December 2011and to consider whether it would be appropriate to amend any term of this Agreement in view of the parties' circumstances at the time of such review.

9.2	Withholding

Any payments contemplated to be made hereunder are subject to applicable and required withholdings.

9.3	Benefit of Agreement/Assignment

This Agreement  shall enure  to the benefit of and  be binding  upon  the heirs, executors, administrators and legal personal  representatives of the Executive and the successors and permitted assigns of the Corporation. No party may assign this Agreement or such party's rights and obligations hereunder; in whole or in part, without the prior written consent of the other parties.

9.4	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understanding or agreement between the parties hereto with respect thereto.  There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied  or statutory between the parties other than as expressly set forth in this Agreement.

9.5	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto.  No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

9.6	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

9.7	Notices

Any demand, notice or other communication (hereinafter in this Section 9.5 referred to as a “Communication”) to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

To the Executive:

Grant White
111 Summerhill Avenue, Toronto, Ontario, M4T 1B1

  To the Corporation: Gold Bag Inc

Unit 2500 -1Dundas St. West
Toronto, ON., M5G 1Z3

or such other address or individual as may be designated by notice by either party to the other from time to time.   Any Communication given by personal  delivery  shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the third day, other than a Saturday, Sunday or sta.tutory holiday in Nevada, following the deposit thereof in the mail.  If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication shall not be mailed but shall be given by personal delivery.

9.8	Further Assurances

Each party shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.9	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada applicable therein.

9.10	Attornment

For the purpose of all legal proceedings, this Agreement shall be deemed to have performed in the State of Nevada and the courts of Nevada shall have jurisdiction to entertain  any action arising under  this Agreement.   The parties hereby attorn  to the jurisdiction of the courts of the state of Nevada.

9.11	Independent Advice

The Executive hereby acknowledges that he has had an opportunity to seek and obtain independent legal advice in respect of this Agreement, and confirms that he has either sought and obtained such advice or waives any right of action he may have against the Corporation as a result of failing to obtain such advice.

9.12	Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set out above.

/s/ Grant R. White
Grant R. White

Gold Bag, Inc.

/s/ Richard O. Weed
Richard O. Weed, Secretary
Authorized Signing Officer

SCHEDULE “A” DUTIES AND SALARY

This position reports directly to the Board of Directors of the Corporation.

A.         OVERVIEW

The primary responsibility of the President and Chief Executive Officer (the "CEO") is to guide strategy, manage and run the entire business of the Corporation.

The CEO shall have such skills and abilities as are considered necessary by the Corporation. The CEO (i) shall act honestly and in good faith in the best interests of the Corporation and its shareholders and (ii) must exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The CEO works with and is accountable to the Board of Directors of the Corporation and its shareholders.

B.         Commencing Salary and Option Grant

US$252,000 per annum effective January 1, 2011

Initial Option Grant:

4,000,000 options with a strike price of $0.50

SCHEDULE "B" ADDITIONAL BENEFITS

Bonus: Eligibility to receive bonuses awarded by Corporation to officers and management for achievements, to be reviewed every six months.

Life Insurance: The Corporation will maintain life insurance for the Executive in an amount equal to US$2,000,000.

Medical/Dental/Long-term Disability: The Executive will obtain medical, dental and long term disability coverage through  a provider  in Canada  (the "Benefit Plan").  The Corporation will reimburse the monthly cost of the Benefit Plan to the Executive, such amount not to exceed US$1,000 per month.